Exhibit 99.1

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Announces Closing of Sale of The Chateau at the Village Land

WALNUT CREEK, CA. – April 20, 2017 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the "Company") today announced that, on April 18, 2017, the Company closed the sale of the property commonly known as "The Chateau at the Village" land and entitlements (the "Property") to Tahoe Chateau Land Holding, LLC for $45.5 million or $42.5 million net of a $3.0 million seller's credit.  The Property includes approximately 8.0 acres of land and entitlements, including related parking and garage structures, which were owned by Tahoe Stateline Venture, LLC, a wholly-owned subsidiary of the Company.  The Property sold does not include the existing retail buildings and improvements.

The Company received net proceeds of approximately $42.3 million from the sale. The gain on the sale of the Property was approximately $13.2 million.

"We are very pleased to have closed the sale of this property as it was one of our largest assets." said Bryan H. Draper, the Company's Chief Executive Officer. "The sale resulted in a gain to the Company of approximately $13.2 million and added approximately $1.29 per share to book value. Furthermore, it provides the Company with $42.3 million in cash. We expect to reinvest and leverage a majority of these proceeds in the near term to expand our loan portfolio and reduce Company debt. Subsequent to the sale, we have decreased our real estate holdings from approximately 43% to approximately 32% of total assets."

The foregoing description of the financial results of the sale does not purport to be complete and is qualified in its entirety by reference to the full text of the Unaudited Pro Forma Condensed Consolidated Financial Statements filed today by the Company with the SEC as an exhibit to a Current Report on Form 8-K.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.